Exhibit 10.4
INSULET CORPORATION

AMENDED AND RESTATED EXECUTIVE SEVERANCE PLAN

1.Purpose. Insulet Corporation (the “Company”) considers it essential to the best interests of its stockholders to foster the continuous employment of key management personnel. The Board of Directors of the Company (the “Board”) recognizes, however, that, as is the case with many publicly held corporations, the possibility of an involuntary termination of employment, either before or after a Change in Control (as defined in Section 2 hereof), exists and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders. Therefore, the Board has determined that the Insulet Corporation Amended and Restated Executive Severance Plan (the “Plan”) should be adopted to reinforce and encourage the continued attention and dedication of the Company’s officers with the title of Vice President or higher (each, a “Covered Executive” and collectively, the “Covered Executives”) to their assigned duties without distraction. Nothing in this Plan shall be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Covered Executive and the Company, the Covered Executive shall not have any right to be retained in the employ of the Company. The Plan is not intended to be an “employee pension benefit plan” or “pension plan” within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Rather the Plan is intended to be a “welfare benefit plan” within the meaning of Section 3(1) of ERISA and to meet the requirements of a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations, Section 2510.3-2(b). Accordingly, no employee shall have a vested right to benefits paid by the Plan.

2.Definitions. The following terms shall be defined as set forth below:

(a)“Base Salary” shall mean the annual base salary in effect immediately prior to the Terminating Event; provided, however, that in the event the annual base salary has been reduced in a manner that would constitute Good Reason hereunder, “Base Salary” shall mean the annual base salary in effect immediately prior to such reduction.

(b)“Cause” shall mean, and shall be limited to, the occurrence of any one or more of the following events:

(i)conduct by the Covered Executive constituting a material act of willful misconduct in connection with the performance of his duties, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; or

(ii)the commission by the Covered Executive of any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or any conduct by the Covered Executive that would reasonably be expected to result in material injury to the Company or any of its subsidiaries and affiliates if such Covered Executive were retained; or
(iii)the willful and deliberate material non-performance by the Covered Executive of his duties hereunder (other than by reason of the Covered Executive’s physical or mental illness, incapacity or disability) which has continued for more than 30 days following written notice of such non-performance from the Company; or

(iv)a material breach by the Covered Executive of any of the provisions contained in Section 5 of this Plan, which, if capable of cure, remains uncured after 15 days following the Company’s notice to the Covered Executive thereof; or

(v)a material violation by the Covered Executive of the Company’s employment policies which has continued following written notice of such violation from the Company; or

(vi)willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the willful inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

For purposes of clauses (i), (iii) or (vi) hereof, no act, or failure to act, on the Covered Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Covered Executive without reasonable belief that the Covered Executive’s act or failure to act, was in the best interest of the Company and its subsidiaries and affiliates.

(c)“Change in Control” shall be deemed to have occurred upon the occurrence of any one of the following events, so long as such event constitutes a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company for purposes of Section 409A of the Code:

(i) any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 50 percent or more of the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Board (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from the Company); or

(ii)persons who, as of the date hereof, constitute the Board (the “Incumbent Directors”) cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board, provided that any person becoming a director of the Company subsequent to the date hereof shall be considered an Incumbent Director if such person’s election was approved by or such person was nominated for election by either (A) a vote of at least a majority of the Incumbent Directors or (B) a vote of at least a majority of the Incumbent Directors who are members of a nominating committee comprised, in the majority, of Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; or

(iii)the consummation of (A) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than 50 percent of the voting shares of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (B) any sale or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred for purposes of the foregoing clause (i) solely as the result of an acquisition of securities by the Company that, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of shares of Voting Securities beneficially owned by any person to 50 percent or more of the combined voting power of all then outstanding Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns 50 percent or more of the combined voting power of all then outstanding Voting Securities, then a “Change in Control” shall be deemed to have occurred for purposes of the foregoing clause (i).

(d)“CIC Protection Period” shall mean the period beginning 90 days prior to the occurrence of a Change in Control and ending 24 months following the occurrence of a Change in Control.

(e)“Code” shall mean the Internal Revenue Code of 1986, as amended.

(f)“Committee” shall mean the Compensation Committee of the Board or such other committee appointed by such Board to assist the Company in making determinations required under the Plan in accordance with its terms. The Committee may delegate its authority under the Plan to an individual or another committee.

(g)“Good Reason” shall mean that the Covered Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events:

(i)a material diminution in the Covered Executive’s responsibilities, authority or duties; or

(ii)a material reduction in the Covered Executive’s Base Salary except for across-the-board salary reductions similarly affecting all or substantially all management employees; or

(iii)the relocation of the Company offices at which the Covered Executive is principally employed to a location more than 50 miles from such offices.

(h)“Good Reason Process” shall mean:

(i)the Covered Executive reasonably determines in good faith that a “Good Reason” condition has occurred;

(ii)the Covered Executive notifies the Company in writing of the occurrence of the Good Reason condition within 30 days of the occurrence of such condition;

(iii)the Covered Executive cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition;

(iv)notwithstanding such efforts, the Good Reason condition continues to exist following the Cure Period; and

(v)the Covered Executive terminates his employment within 30 days after the end of the Cure Period.

If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

(i)“Plan Administrator” shall mean the individual(s) appointed by the Committee to administer the terms of the Plan as set forth herein and if no individual is appointed by the Committee to serve as Plan Administrator for the Plan, the Plan Administrator shall be the Company’s Chief Human Resources Officer. Notwithstanding the previous sentence, in the event the Plan Administrator is entitled to benefits under the Plan, the Committee or its delegate shall act as the Plan Administrator for purposes of administering the terms of the Plan with respect to the Plan Administrator. The Plan Administrator may delegate all or any portion of its authority under the Plan to any other person(s).

(j)“Pro-Rata Bonus” shall mean an amount equal to a pro rata portion of the cash incentive award for the year of termination based on the degree to which the applicable Company-based financial performance metrics for the year of termination were satisfied, and assuming target achievement of any performance metrics related to individual performance.

(k)“Terminating Event” shall mean any of the following events: (i) termination by the Company of the employment of the Covered Executive for any reason other than for Cause, death or disability; (ii) solely with respect to the Chief Executive Officer, the termination by the Chief Executive Officer of his or her employment with the Company for Good Reason; or (iii) during the 24-month period following the occurrence of a Change in Control, the termination by the Covered Executive of his or her employment with the Company for Good Reason. Notwithstanding the foregoing, a Terminating Event shall not be deemed to have occurred herein solely as a result of the Covered Executive being an employee of any direct or indirect successor to the business or assets of the Company.

3.Termination Benefits. In the event a Terminating Event occurs with respect to a Covered Executive, the Company shall pay or provide to the Covered Executive any earned but unpaid Base Salary, unpaid expense reimbursements, accrued but unused vacation and any vested benefits the Covered Executive may be entitled to under any employee benefit plan of the Company within the time required by law but in no event more than 30 days after the Terminating Event. In such event, the Covered Executive shall also remain eligible to receive a cash incentive award for the year prior to the Covered Executive’s termination to the extent any such bonus has not yet been determined and/or paid, in which case such bonus, if earned by the Covered Executive under the terms of the applicable cash incentive plan, shall be paid at the same time as payments are made to other participants in the applicable cash incentive plan, but in no event later than March 15th of the year of the Terminating Event.

(a)Additional Benefits Upon Termination Other Than During CIC Protection Period. In the event that the Terminating Event occurs other than during the CIC Protection Period, then, subject to and contingent upon the Covered Executive’s continued satisfaction of the obligations imposed on the Covered Executive pursuant to Section 5 and the execution of a general release of claims as provided by the Company (the “Release”) by the Covered Executive and the expiration of any revocation period with respect to such Release within 60 days of the Terminating Event, the Company shall pay to the respective Covered Executive, subject to the terms and conditions set forth below, the benefits listed in the following chart:

Covered Executive	Severance Benefits
Chief Executive Officer
(i)Two times base salary; plus
(ii)Two times target annual incentive plan bonus; plus
(iii)Pro-Rata Bonus; plus
(iv)Continued health and dental insurance coverage for 24 months; plus
(v)Reimbursement for outplacement services of up to $25,000.

President Executive Vice President Senior Vice President
(i)One times base salary; plus
(ii)One times target annual incentive plan bonus; plus
(iii)Pro-Rata Bonus; plus
(iv)Continued health and dental insurance coverage for 12 months; plus
(v)Reimbursement for outplacement services of up to $25,000.

Group Vice President Vice President	(i)One times base salary; plus (ii)Continued health and dental insurance coverage for 12 months; plus (iii)Reimbursement for outplacement services of up to $15,000.

The amounts set forth in the chart above other than the Pro-Rata Bonus shall be paid, subject to Section 11 and clause (b) below, to the respective Covered Executive in substantially equal installments in accordance with the Company’s payroll practice over 12 months (24 months with respect to the Chief Executive Officer); provided, however, that payments for the first two months of the period shall not be made until the first payroll date that occurs following the 60-day period beginning on the date of the Terminating Event and the amount paid shall include amounts attributable to the period from the Terminating Event up to and including the payroll period in which the payment is being made. The amount, if any, payable as a Pro-Rata Bonus shall be paid at the same time and in the same manner as bonuses are paid to Company employees generally, but in no event later than March 15th of the year following the fiscal year to which such bonus relates.

(b)Additional Benefits Upon Termination During CIC Protection Period. In the event that the Terminating Event occurs during the CIC Protection Period, then, subject to and contingent upon the Covered Executive’s continued satisfaction of the obligations imposed on the Covered Executive pursuant to Section 5 and the execution of the Release by the Covered Executive and the expiration of any revocation period with respect to such Release within 60 days of the Terminating Event, the Company shall pay to the respective Covered Executive, subject to the terms and conditions set forth below, the benefits as listed in the following chart:

Covered Executive	Severance Benefits
Chief Executive Officer President Executive Vice President Senior Vice President
(i)Two times base salary; plus
(ii)Two times the higher of (a) the executive’s annual incentive plan target bonus for the fiscal year in which the Terminating Event occurs; or (b) the annual incentive plan bonus actually paid to the executive for the fiscal year that immediately precedes the fiscal year in which the Terminating Event occurs; plus
(iii)Pro-Rata Bonus; plus
(iv)Continued health and dental insurance coverage for 24 months; plus
(v)Reimbursement for outplacement services of up to $25,000; plus
(vi)Full and accelerated vesting of all outstanding equity awards, including stock options and all other stock-based equity awards, effective as of the applicable Terminating Event, such that all such awards become nonforfeitable and, with respect to stock options, fully exercisable, as of the Terminating Event.

Group Vice President Vice President
(i)One times base salary; plus
(ii)One times the higher of (a) the executive’s annual incentive plan target bonus for the fiscal year in which the Terminating Event occurs; or (b) the annual incentive plan bonus actually paid to the executive for the fiscal year that immediately precedes the fiscal year in which the Terminating Event occurs; plus
(iii)Pro-Rata Bonus; plus
(iv)Continued health and dental insurance coverage for 12 months; plus
(v)Reimbursement for outplacement services of up to $15,000; plus
(vi)Full and accelerated vesting of all outstanding equity awards, including stock options and all other stock-based equity awards, effective as of the applicable Terminating Event, such that all such awards become nonforfeitable and, with respect to stock options, fully exercisable, as of the Terminating Event.

The amounts set forth in the chart above, other than the Pro-Rata Bonus, shall be paid, subject to Section 11, to the respective Covered Executive in a single lump sum payment on the first business day following the expiration of the 60-day period beginning on the date of the Terminating Event. The amount, if any, payable as a Pro-Rata Bonus shall be paid at the same time and in the same manner as bonuses are paid to Company employees generally, but in no event later than March 15th of the year following the fiscal year to which such bonus relates.

4.Additional Limitation.

(a)Anything in this Plan to the contrary notwithstanding, in the event that any compensation, payment or distribution by the Company to or for the benefit of the Covered Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise (the “Severance Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, the following provisions shall apply:

(i)If the Severance Payments, reduced by the sum of (A) the Excise Tax and (B) the total of the Federal, state, and local income and employment taxes payable by the Covered Executive on the amount of the Severance Payments which are in excess of the Threshold Amount, are greater than or equal to the Threshold Amount, the Covered Executive shall be entitled to the full benefits payable under this Plan.

(ii)If the Threshold Amount is less than (A) the Severance Payments, but greater than (B) the Severance Payments reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state, and local income and employment taxes on the amount of the Severance Payments which are in excess of the Threshold Amount, then the benefits payable under this Plan shall be reduced (but not below zero) to the extent necessary so that the sum of all Severance Payments shall not exceed the Threshold Amount. In such event, the Severance Payments shall be reduced in the following order: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits. To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order.

(b)For the purposes of this Section 4, “Threshold Amount” shall mean three times the Covered Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less $1.00; and “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, and any interest or penalties incurred by the Covered Executive with respect to such excise tax.

(c)The determination as to which of the alternative provisions of Section 4(a) shall apply to the Covered Executive shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Covered Executive within 15 business days of the Terminating Event, if applicable, or at such earlier time as is reasonably requested by the Company or the Covered Executive. For purposes of determining which of the alternative provisions of Section 4(a) shall apply, the Covered Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of the Covered Executive’s residence on the Terminating Event, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. Any determination by the Accounting Firm shall be binding upon the Company and the Covered Executive.

5.Confidential Information, Noncompetition and Cooperation.

(a)Confidentiality. The Covered Executive understands and agrees that the Covered Executive’s employment creates a relationship of confidence and trust between the

Covered Executive and the Company with respect to all Confidential Information (as defined below). At all times, both during the Covered Executive’s employment with the Company and after his or her termination, the Covered Executive will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Company, except as may be necessary in the ordinary course of performing the Covered Executive’s duties to the Company.

(b)Confidential Information. As used in this Plan, “Confidential Information” means information belonging to the Company which is of value to the Company in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Company. Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Company. Confidential Information includes information developed by the Covered Executive in the course of the Covered Executive’s employment by the Company, as well as other information to which the Covered Executive may have access in connection with the Covered Executive’s employment. Confidential Information also includes the confidential information of others with which the Company has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of the Covered Executive’s duties under Section 5(a).

(c)Documents, Records, etc. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Covered Executive by the Company or are produced by the Covered Executive in connection with the Covered Executive’s employment will be and remain the sole property of the Company. The Covered Executive will return to the Company all such materials and property as and when requested by the Company. In any event, the Covered Executive will return all such materials and property immediately upon termination of the Covered Executive’s employment for any reason. The Covered Executive will not retain with the Covered Executive any such material or property or any copies thereof after such termination.

(d)Noncompetition and Nonsolicitation. During the employment of the Covered Executive and for 12 months (24 months if the Covered Executive is the Company’s Chief Executive Officer) thereafter, the Covered Executive (i) will not, directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, engage, participate, assist or invest in any Competing Business (as hereinafter defined); (ii) will refrain from directly or indirectly employing, attempting to employ, recruiting or otherwise soliciting, inducing or influencing any person to leave employment with the Company (other than terminations of employment of subordinate employees undertaken in the course of the Covered Executive’s employment with the Company); and (iii) will refrain from soliciting or encouraging any customer or supplier to terminate or otherwise modify adversely its business relationship with the Company. The Covered Executive understands that the restrictions set forth in this Section 5(d) are intended to protect the Company’s interest in its Confidential Information and established employee, customer and supplier relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose. For purposes of this Plan, the term “Competing Business” shall mean a business conducted anywhere in the United States that is competitive with any business which the Company or any of its affiliates conducts or proposes to conduct at any time during the employment of the Covered Executive. Notwithstanding the foregoing, the Covered Executive may own up to one percent of the outstanding stock of a publicly held corporation which constitutes or is affiliated with a Competing Business.

(e)Litigation and Regulatory Cooperation. During and after the Covered Executive’s employment, the Covered Executive shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Covered Executive was employed by the Company. The Covered Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Covered Executive’s employment, the Covered Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Covered Executive was employed by the Company. The Company shall reimburse the Covered Executive for any reasonable out-of-pocket expenses incurred in connection with the Covered Executive’s performance of obligations pursuant to this Section 5(e).

(f)Non-Disparagement. During the employment of the Covered Executive and after the termination of employment of the Covered Executive, the Covered Executive agrees not to make or cause to be made, directly or indirectly, any statement to any person criticizing or disparaging the Company or any of its stockholders, directors, officers or employees or commenting unfavorably or falsely on the character, business judgment, services, products, business practices or business reputation of the Company or any of its stockholders, directors, officers or employees.

(g)Injunction. The Covered Executive agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by the Covered Executive of the promises set forth in this Section 5, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, subject to Section 10 of this Plan, the Covered Executive agrees that if the Covered Executive breaches, or proposes to breach, any portion of this Plan, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.

6.Withholding. All payments made by the Company under this Plan shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

7.Plan Administrator.

(a)It shall be the duty of the Plan Administrator, on the basis of information supplied to it by the Company and the Committee, to properly administer the Plan. The Plan Administrator shall have the full power, authority and discretion to construe, interpret and administer the Plan, to make factual determinations, to correct deficiencies therein, and to supply omissions. All decisions, actions and interpretations of the Plan Administrator shall be final, binding and conclusive upon the parties, subject only to determinations by the Named Appeals Fiduciary (as defined in Section 10), with respect to denied claims for benefits. The Plan Administrator may adopt such rules and regulations and may make such decisions as it deems necessary or desirable for the proper administration of the Plan.

(b)The Plan Administrator shall receive no compensation for services as such. However, all reasonable expenses of the Plan Administrator shall be paid or reimbursed by the Company upon proper documentation. The Plan Administrator shall be indemnified by the Company against personal liability for actions taken in good faith in the discharge of the Plan Administrator’s duties.

(c)The Plan Administrator shall keep a copy of all records relating to the payment of benefits to Covered Executives and former Covered Executives and all other records necessary for the proper operation of the Plan. All Plan records shall be made available to the Committee, the Company and to each Covered Executive for examination during business hours except that a Covered Executive shall examine only such records as pertain exclusively to the examining Covered Executive and to the Plan. The Plan Administrator shall prepare and shall file as required by law or regulation all reports, forms, documents and other items required by ERISA and every other relevant statute, each as amended, and all regulations thereunder.

8.Discretion. Any decisions, actions or interpretations to be made under the Plan by the Company shall be made in its sole discretion, not in any fiduciary capacity and need not be uniformly applied to similarly situated individuals and such decisions, actions or interpretations shall be final, binding and conclusive upon all parties. As a condition of participating in the Plan, the Covered Executive acknowledges that all decisions and determinations of the Company shall be final and binding on the Covered Executive, his or her beneficiaries and any other person having or claiming an interest under the Plan on his or her behalf.

9.Payment. Payment of benefits to Covered Executives shall be made in such amount as determined by the Company pursuant to Section 3, from the Company’s general assets.

10.Claims Procedures.

(a)Claim. Each Covered Executive under this Plan may contest only the administration of the benefits awarded by completing and filing with the Plan Administrator a written request for review in the manner specified by the Plan Administrator. No appeal is permissible as to a Covered Executive’s eligibility for or the amount of benefits, which are decisions made solely within the discretion of the Company. No person may bring an action for any alleged wrongful denial of Plan benefits in a court of law unless the claims procedures described in this Section 10 are exhausted and a final determination is made by the Plan Administrator and/or the Named Appeals Fiduciary. If a Covered Executive or other interested person challenges a decision by the Plan Administrator and/or Named Appeals Fiduciary, a review by the court of law will be limited to the facts, evidence and issues presented to the Plan Administrator during the claims procedure set forth in this Section 10. Facts and evidence that become known to the terminated Covered Executive or other interested person after having exhausted the claims procedure must be brought to the attention of the Plan Administrator for reconsideration. Issues not raised with the Plan Administrator and/or Named Appeals Fiduciary will be deemed waived.

(b)Initial Claim. Before the date on which payment of benefits commence, each such application must be supported by such information as the Plan Administrator deems relevant and appropriate. In the event that any claim relating to the administration of benefits is denied in whole or in part, the Covered Executive or his or her beneficiary (“claimant”) whose claim has been so denied shall be notified of such denial in writing by the Plan Administrator within 90 days after the receipt of the claim for benefits. This period may be extended an additional 90 days if the Plan Administrator determines such extension is necessary and the Plan Administrator provides notice of extension to the claimant prior to the end of the initial 90-day period. The notice advising of the denial shall specify the following: (i) the reason or reasons for denial, (ii) make specific reference to the Plan provisions on which the determination was based, (iii) describe any additional material or information necessary for the claimant to perfect the claim (explaining why such material or information is needed), and (iv) describe the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review. If it is determined that payment is to be made, any such payment shall be made within ninety (90) days after the date by which notification is required.

(c)Appeals of Denied Administrative Claims. All appeals shall be made by the following procedure:

(i)A claimant whose claim has been denied shall file with the Plan Administrator a notice of appeal of the denial. Such notice shall be filed within 60 calendar days after notification by the Plan Administrator of the denial of a claim, shall be made in writing, and shall set forth all of the facts upon which the appeal is based. Appeals not timely filed shall be barred.
(ii)The Named Appeals Fiduciary shall consider the merits of the claimant’s written presentations, the merits of any facts or evidence in support of the denial of benefits, and such other facts and circumstances as the Named Appeals Fiduciary shall deem relevant.
(iii)The Named Appeals Fiduciary shall render a determination upon the appealed claim which determination shall be accompanied by a written statement as to the reasons therefore. The determination shall be made to the claimant within 60 days after the claimant’s request for review, unless the Names Appeals Fiduciary determines that special circumstances requires an extension of time for processing the claim. In such case, the Named Appeals Fiduciary shall notify the claimant of the need for an extension of time to render its decision prior to the end of the initial 60-day period, and the Named Appeals Fiduciary shall have an additional 60-day period to make its determination. The determination so rendered shall be binding upon all parties. If the determination is adverse to the claimant, the notice shall provide (i) the reason or reasons for denial, (ii) make specific reference to the Plan provisions on which the determination was based, (iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to a the claimant’s claim for benefits, and (iv) state that the claimant has the right to bring an action under ERISA Section 502(a). If the final determination is that payment shall be made, then any such payment shall be made within 90 days after the date by which notification of the final determination is required.

(d)Appointment of the Named Appeals Fiduciary. The Named Appeals Fiduciary shall be the person or persons named as such by the Committee, or, if no such person or persons be named, then the person or persons named by the Plan Administrator as the Named Appeals Fiduciary. Named Appeals Fiduciaries may at any time be removed by the Committee, and any Named Appeals Fiduciary named by the Plan Administrator may be removed by the Plan Administrator. All such removals may be with or without cause and shall be effective on the date stated in the notice of removal. The Named Appeals Fiduciary shall be a “Named Fiduciary” within the meaning of ERISA, and unless appointed to other fiduciary responsibilities, shall have no authority, responsibility, or liability with respect to any matter other than the proper discharge of the functions of the Named Appeals Fiduciary as set forth herein.

(e)Arbitration; Expenses. In the event of any dispute under the provisions of this Plan, other than a dispute in which the primary relief sought is an equitable remedy such as an injunction, the parties shall have the dispute, controversy or claim settled by arbitration in Boston, Massachusetts (or such other location as may be mutually agreed upon by the Company and the Covered Executive) in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association, before a panel of three arbitrators, two of whom shall be selected by the Company and the Covered Executive, respectively, and the third of whom shall be selected by the other two arbitrators. Any award entered by the arbitrators shall be final, binding and non-appealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrators shall have no authority to modify any provision of this Plan or to award a remedy for a dispute involving this Plan other than a benefit specifically provided under or by virtue of the Plan. If the Covered Executive substantially prevails on any material issue, which is the subject of such arbitration or lawsuit, the Company shall be responsible for all of the fees of the American Arbitration Association and the arbitrators and any expenses relating to the conduct of the arbitration (including the Company’s and Covered Executive’s reasonable attorneys’ fees and expenses); in this event, any such fees and expenses are limited to those typically incurred in the usual course of arbitration proceedings and shall not be negotiable or determinable by the Covered Executive, and payment to the Covered Executive of such amounts shall occur within 90 days after the date of entry of judgment (entered in accordance with applicable law in any court of competent jurisdiction) of the final, binding and non-appealable arbitration settlement. Otherwise, each party shall be responsible for its own expenses relating to the conduct of the arbitration (including reasonable attorneys’ fees and expenses) and shall share the fees of the American Arbitration Association.

11.Section 409A.

(a)Anything in this Plan to the contrary notwithstanding, if at the time of the Covered Executive’s “separation from service” within the meaning of Section 409A of the Code, the Company determines that the Covered Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Covered Executive becomes entitled to under this Plan would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Covered Executive’s separation from service, or (B) the Covered Executive’s death.

(b)The parties intend that this Plan will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Plan is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The Plan is intended to provide certain benefits that meet the requirements of the “short-term deferral” exception, the “separation pay” exception and other exceptions under Code Section 409A and the regulations promulgated thereunder.

(c)The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d)The Company makes no representation or warranty and shall have no liability to the Covered Executive or any other person if any provisions of this Plan are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

12.Notice and Date of Termination.

(a)Notice of Termination. After the occurrence of a Terminating Event, such event shall be communicated by written Notice of Termination from the Company to the Covered Executive or vice versa in accordance with this Section 12. For purposes of this Plan, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Plan relied upon and the Date of Termination.

(b)Date of Termination. “Date of Termination,” with respect to any purported termination of a Covered Executive’s employment, shall mean the date specified in the Notice of Termination.

(c)Notice to the Company. Covered Executive will send all communications to the Company relating to this Plan, in writing, addressed as follows, subject to change when notified by the Company:

Insulet Corporation
ATTN: General Counsel
600 Technology Park Drive, Suite 200
Billerica, MA 01821

(d)Notice to the Executive. Company will send all communications to the Covered Executive, relating to this Plan, in writing, addressed to the Covered Executive at the last address the Covered Executive has filed in writing with the Company.

13.No Mitigation. The Covered Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Covered Executive by the Company under this Plan. Further, the amount of any payment provided for in this Plan shall not be reduced by any compensation earned by the Covered Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Covered Executive to the Company, or otherwise.

14.Benefits and Burdens. This Plan shall inure to the benefit of and be binding upon the Company and the Covered Executives, their respective successors, executors, administrators, heirs and permitted assigns. In the event of a Covered Executive’s death after a Terminating Event but prior to the completion by the Company of all payments due him under this Plan, the Company shall continue such payments to the Covered Executive’s beneficiary designated in writing to the Company prior to his death (or to his estate, if the Covered Executive fails to make such designation).

15.Enforceability. If any portion or provision of this Plan shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Plan, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Plan shall be valid and enforceable to the fullest extent permitted by law.

16.Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Plan, or the waiver by any party of any breach of this Plan, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

17.Notices. Any notices, requests, demands, and other communications provided for by this Plan shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid, to a Covered Executive at the last address the Covered Executive has filed in writing with the Company, or to the Company at their main office, attention of the Board of Directors.

18.Effect on Other Plans. Nothing in this Plan shall be construed to limit the rights of the Covered Executives under the Company benefit plans, programs or policies.

19.Unfunded Plan. The Plan shall not be funded. No Covered Executive shall have any right to, or interest in, any assets of the Company that may be applied by the Company to the payment of benefits hereunder.

20.Amendment or Termination of Plan. The Company may amend or terminate this Plan at any time or from time to time provided, however, that this Plan may not be terminated, suspended or amended in any material respect during the period beginning 60 days prior to a Change in Control and ending two years after a Change in Control. No amendment shall give the Company the right to recover any amount paid to a Covered Executive prior to the date of such amendment or to cause the cessation of any benefits already approved for a Covered Executive who has executed a Release. Any amendment or termination of the Plan must comply with all applicable legal requirements including, without limitation, compliance with Code Section 409A and the regulations and rulings promulgated thereunder, securities, tax, or other laws, rules regulations or regulatory interpretation thereof, applicable to the Plan. The Plan shall continue in full force and effect until termination of the Plan pursuant to this Section 20; provided, however, that after the termination of the Plan, if any Covered Executive terminated employment on account of a Terminating Event prior to the termination of the Plan and is still receiving benefits under the Plan, the Plan shall remain in effect until all of the obligations of the Company are satisfied with respect to such Covered Executive.

21.Governing Law. This Plan shall be construed under and be governed in all respects by the laws of The Commonwealth of Massachusetts.

22.Obligations of Successors. Any successor to the Company shall assume the obligations under this Plan and expressly agrees to perform the obligations under this Plan.

ADOPTED: May 8, 2008
AMENDED: November 14, 2008
AMENDED: December 16, 2010
AMENDED: February 1, 2015
AMENDED: March 25, 2016
AMENDED: December 14, 2016
AMENDED: January 1, 2019
AMENDED: February 17, 2023